Exhibit 3.2

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TECHTARGET, INC.

The name of the corporation is TechTarget, Inc. (the “Corporation”). The date of the filing of the Corporation’s original Certificate of Incorporation with the Secretary of State of the State of Delaware was January 4, 2024 (the “Original Certificate”). The name under which the Corporation filed the Original Certificate was Toro CombineCo, Inc. This Amended and Restated Certificate of Incorporation of the Corporation (this “Certificate”) amends and restates the Original Certificate, and was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”).

The Original Certificate is hereby amended and restated to read in its entirety as follows:

ARTICLE 1

NAME

The name of the corporation is TechTarget, Inc. (the “Corporation”).

ARTICLE 2

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE 3

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE 4

CAPITAL STOCK

Section 4.01. Authorized Shares. The total number of shares of capital stock that the Corporation shall have authority to issue is 255,000,000, consisting of 250,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), and 5,000,000 shares of undesignated preferred stock, par value $0.001 per share (the “Preferred Stock”). The powers, preferences and rights of, and the qualifications, limitations and restrictions on, the Corporation’s shares of capital stock shall be determined in accordance with, or as otherwise set forth in, this Certificate. The number of authorized shares of Common Stock and Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL, subject to obtaining a vote of the holders of any classes or series of Preferred Stock, if such a vote is required pursuant to the terms of this Certificate (including any Preferred Designation).

Section 4.02. Common Stock.

(a) Subject to all the powers, preferences and rights of the Preferred Stock, and except as provided by law, each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders of the Corporation generally are entitled to vote; provided, however, that no holder of Common Stock, in such holder’s capacity as such, shall be entitled to vote on any amendment to this Certificate (including any Preferred Designation) that alters or changes the powers, preferences or rights of one or more outstanding classes or series of Preferred Stock if the holders of such affected class or series are entitled, either separately or together with the holders of one or more other such classes or series of Preferred Stock, to vote thereon pursuant to this Certificate (including any Preferred Designation) or pursuant to the DGCL.

(b) Except as otherwise provided in this Certificate (including any Preferred Designation) or required by applicable law, the holders of Common Stock shall vote together as a single class (or, if the holders of one or more classes or series of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with the holders of such other classes or series of Preferred Stock) on all matters submitted to a vote of the stockholders generally.

(c) Except as otherwise provided in this Certificate (including any Preferred Designation) or by applicable law, dividends and other distributions may be declared and paid on the Common Stock out of the assets of the Corporation that are by law available therefor at such times and in such amounts as the Board of Directors of the Corporation (the “Board”) in its discretion shall determine.

(d) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, and subject to the right, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock as to distributions upon dissolution or liquidation or winding up of the Corporation, the holders of all outstanding shares of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by each such stockholder.

Section 4.03. Preferred Stock. Subject to the terms of the Stockholders Agreement, dated as of December 2, 2024 (as amended from time to time, the “Stockholders Agreement”), by and among the Corporation, Informa PLC, and Informa US Holdings Limited (Informa PLC, its affiliates (other than the Corporation and its subsidiaries), and their respective Permitted Assignees (as defined in the Stockholders Agreement), in each case at any time and for so long as any such Person (as defined below in Article 8) beneficially owns (as defined in the Stockholders Agreement) any shares of Common Stock, the “Principal Stockholders”), Preferred Stock may be issued from time to time in one or more classes or series pursuant to a resolution or resolutions providing for such issuance duly adopted by the Board and the filing of a certificate of designations with respect thereto with the Secretary of State of the State of Delaware pursuant to the applicable provisions of the DGCL (a “Preferred Designation”), authority to do so being hereby expressly vested in the Board. The Board is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions, of any such classes or series of Preferred Stock, including without limitation the number of shares constituting any such classes or series and the designation thereof. Except as otherwise required by law, holders of a class or series of Preferred Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Certificate (including any Preferred Designation).

ARTICLE 5

BOARD OF DIRECTORS

Section 5.01. Power of the Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board, subject to the terms of this Certificate, the Stockholders Agreement, any Preferred Designation and applicable law.

Section 5.02. Number and Election of Directors. Subject to the terms of the Stockholders Agreement and any Preferred Designation, the number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the Bylaws of the Corporation (as may be amended from time to time, the “Bylaws”). There shall be no cumulative voting in the election of directors. Elections of directors need not be by written ballot unless otherwise required by applicable law or the Bylaws.

Section 5.03. Newly Created Directorships and Vacancies. Subject to the terms of the Stockholders Agreement and any Preferred Designation, vacancies on the Board resulting from death, resignation, removal or otherwise, and newly created directorships resulting from any increase in the number of directors may be filled solely by a majority of the directors then in office (although less than a quorum) or by the sole remaining director, and not by the stockholders of the Corporation, and each director so elected shall hold office until his or her successor is elected and qualified or his or her earlier death, resignation or removal; provided, however, that at any time the Principal Stockholders collectively beneficially own at least 50% of the issued and outstanding shares of Common Stock, any such vacancy may be filled by the stockholders.

Section 5.04. Removal. Subject to the terms of the Stockholders Agreement and any Preferred Designation, any director or the entire Board may be removed from office at any time with or without cause by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon; provided, however, that no Ivory Director (as defined in the Stockholders Agreement) may be removed (other than for cause) without the prior written consent of the Principal Stockholder that designated such Ivory Director pursuant to the Stockholders Agreement.

Section 5.05. Quorum. A quorum for a meeting of the Board shall require the attendance of the numbers and categories of the directors of the Corporation specified in the Stockholders Agreement, the Bylaws, and the DGCL, in each such case in the manner specified therein.

ARTICLE 6

MEETINGS OF STOCKHOLDERS

Section 6.01. Meetings of Stockholders. Subject to the terms of the Stockholders Agreement and any Preferred Designation:

(a) An annual meeting of the Corporation’s stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held at such place, if any, and on such date and at such time as the Bylaws may provide.

(b) Any action required or permitted to be taken by the holders of capital stock of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in lieu of a meeting by such holders; provided, however, that at any time when the Principal Stockholders collectively beneficially own at least 40% of the total voting power of all the then outstanding shares of Common Stock (and only at any such time), any action required or permitted to be taken by the holders of capital stock of the Corporation instead may be taken, without a meeting or prior notice, by signed consent, delivered to the Corporation, of stockholders having the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present and voted.

(c) Special meetings of the stockholders of the Corporation for any purpose or purposes may be called only by or at the direction of the Board, the Chairman of the Board, if any, or the Chief Executive Officer of the Corporation; provided, however, that at any time when the Principal Stockholders collectively beneficially own at least 40% of the total voting power of all the then outstanding shares of Common Stock (and only at any such time), special meetings of the stockholders of the Corporation for any purpose or purposes also shall be called by or at the direction of the Board or the Chairman of the Board upon the request of any Principal Stockholder.

ARTICLE 7

LIMITATION OF LIABILITY AND INDEMNIFICATION

Section 7.01. Limited Liability. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by applicable law. To the fullest extent permitted by applicable law, any amendment or repeal of this Article 7 by either (a) the stockholders of the Corporation or (b) an amendment to the DGCL, shall not adversely affect any right or protection existing at the time of such repeal or amendment with respect to any acts or omissions occurring before such repeal or amendment of a person serving as a director of the Corporation at the time of such repeal or amendment.

Section 7.02. Right to Indemnification.

(a) Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise (each, a “Covered Person”), shall be indemnified and held harmless by the Corporation to the fullest extent permitted by applicable law. To the fullest extent authorized by applicable law, the right to indemnification conferred in this Article 7 shall also include the right to be paid by the Corporation the expenses incurred in connection with any such action, suit or proceeding in advance of its final disposition. The right to indemnification conferred in this Article 7 shall be a contract right.

(b) If a claim for indemnification (following the final disposition of any such action, suit or proceeding) or advancement of expenses under this Article 7 is not paid in full within 30 days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense (including reasonable attorneys’ fees) of prosecuting such claim to the fullest extent permitted by law. In any such action, the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under this Article 7 or applicable law.

(c) The Corporation may, by action of the Board, provide indemnification and advancement of expenses to such of the employees and agents of the Corporation to such extent and to such effect as the Board shall determine to be appropriate and authorized by applicable law.

Section 7.03. Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under applicable law.

Section 7.04. Priority of Corporation Obligations. The Corporation hereby acknowledges that a Covered Person may have certain rights of indemnification, advancement of expenses or insurance provided by persons (any such person, an “Other Indemnitor”) other than the Corporation or an affiliate of the Corporation. The Corporation agrees and undertakes for the benefit of each Other Indemnitor that (a) the Corporation is the indemnitor of first resort (and accordingly the Corporation’s obligations to the Covered Persons under and pursuant to this Article 7 or by contract are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Covered Persons is secondary), (b) the Corporation shall be required to advance the full amount of expenses incurred by such Covered Persons, as incurred, and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement, in each case to the extent legally permitted and as required by the terms of this Certificate or the Bylaws (or any other agreement between the Corporation and such Covered Persons), without regard to any rights such Covered Persons may have against the Other Indemnitors, and (c) the Corporation irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims that the Corporation otherwise might have against the Other Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Other Indemnitors on behalf of such Covered Persons with respect to any claim for which such Covered Persons have sought indemnification from the Corporation shall affect the foregoing and the Other Indemnitors shall be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Covered Persons against the Corporation. The Other Indemnitors are express third- party beneficiaries of the terms of this Section 7.04.

Section 7.05. Nonexclusivity of Rights. The rights and authority conferred in this Article 7 shall be in addition to, and shall not limit or exclude, any other right that any person may otherwise have or hereafter acquire (by contract or otherwise).

Section 7.06. Preservation of Rights. None of the amendment or repeal of this Article 7, the adoption of any provision of this Certificate or the Bylaws, or, to the fullest extent permitted by the DGCL, any modification of law, shall adversely affect any right or protection of any person granted pursuant to this Certificate existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).

ARTICLE 8

CORPORATE OPPORTUNITIES

The Corporation has waived certain claims related to corporate opportunities and agreed to certain other provisions in the Stockholders Agreement to regulate and define the conduct of certain business and affairs of the Corporation in relation to Informa PLC and the other Persons specified therein and the conduct of certain affairs of the Corporation as they may involve Informa PLC and the other Persons specified therein, and the powers, rights, duties, and liabilities of the Corporation and its officers, directors, and stockholders in connection therewith, as a result of which, among other things, Informa PLC and the other Persons specified therein shall not be liable to the Corporation, its affiliates, or its stockholders for breach of any fiduciary duty as a stockholder, director, or officer of the Corporation in connection with certain business activities and opportunities as set forth in the Stockholders Agreement. Any person or entity purchasing or otherwise acquiring or holding any interest in the shares of capital stock of the Corporation shall be deemed to have notice of and consented to the foregoing.

ARTICLE 9

AMENDMENTS TO CERTIFICATE AND BYLAWS

Section 9.01. Certificate. Subject to the terms of the Stockholders Agreement and applicable law, the Corporation reserves the right to amend this Certificate in any manner permitted by the DGCL, and all rights and powers conferred upon stockholders, directors and officers herein are granted subject to this reservation.

Section 9.02. Bylaws. Subject to the terms of the Stockholders Agreement, this Certificate (including any Preferred Designation) and applicable law, (a) the stockholders have the power to adopt, amend or repeal, in whole or in part, the Bylaws, and (b) the Board shall have the power to adopt, amend or repeal, in whole or in part, the Bylaws, without the consent of the stockholders of the Corporation in any manner not inconsistent with the laws of the State of Delaware or this Certificate (including any Preferred Designation).

ARTICLE 10

EXCLUSIVE JURISDICTION FOR CERTAIN ACTIONS

Section 10.01. Designated Forum Generally. Unless the Board otherwise approves in writing the selection of an alternate forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the Superior Court of the State of Delaware, or, if the Superior Court of the State of Delaware also does not have jurisdiction, the United States District Court for the District of Delaware) shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim for or based on a breach of a duty (including any fiduciary duty) owed to the Corporation or its stockholders by any of the Corporation’s current or former directors, officers or other employees or stockholders, including a claim alleging the aiding and abetting of such a breach of a fiduciary duty, (c) any action asserting a claim arising pursuant to any provision of the DGCL or this Certificate or the Bylaws, (d) any action asserting a claim related to, involving or against the Corporation governed by the internal affairs doctrine or (e) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL.

Section 10.02. Designated Forum for US Federal Securities Laws Claims. Unless the Board otherwise approves in writing the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for any complaint asserting a cause of action arising under the federal securities law of the United States of America.

ARTICLE 11

DGCL SECTION 203 AND CERTAIN BUSINESS COMBINATIONS

Section 11.01. DGCL Section 203 and Certain Business Combinations.

(a) The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

(b) Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act of 1934, as amended (the “Exchange Act”), with any interested stockholder (as defined below) for a period of three years following the time that such stockholder became an interested stockholder, unless:

(i) prior to such time, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

(ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (A) persons who are directors and also officers and (B) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(iii) at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.

Section 11.02. Definitions. For purposes of this Article 11:

(a) “Affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(b) “associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(c) “Ivory Direct Transferee” means any Permitted Assignee (as defined in the Stockholders Agreement) that (i) acquires (other than in a registered public offering) directly from Informa US Holdings Limited, any of its successors, or any “group,” or any member of any such group, of which such persons are a party under Rule 13d-5 of the Exchange Act, beneficial ownership of 15% or more of the then-outstanding voting stock of the Corporation and (ii) agrees to be bound by such transferor’s obligations under the Stockholders Agreement with respect to such stock.

(d) “Ivory Indirect Transferee” means any Permitted Assignee (as defined in the Stockholders Agreement) that (i) acquires (other than in a registered public offering) directly from any Ivory Direct Transferee or any other Ivory Indirect Transferee, beneficial ownership of 15% or more of the then-outstanding voting stock of the Corporation and (ii) agrees to be bound by such transferor’s obligations under the Stockholders Agreement with respect to such stock.

(e) “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

(i) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (A) with the interested stockholder, or (B) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Section 11.01(b) of this Article 11 is not applicable to the surviving entity;

(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

(iii) any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (B) pursuant to a merger under Section 251(g) of the DGCL; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (D) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (E) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (C) through (E) of this subsection (e)(iii) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

(iv) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(v) any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in clauses (A) through (E) in subsection (e)(iii) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(f) “control” (including the terms “controlling,” “controlled by,” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing the restrictions on business combinations set forth in this Article 11, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(g) “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an Affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, and the Affiliates and associates of such person; provided, however, that “interested stockholder” shall not include (A) Ivory, any Ivory Direct Transferee, any Ivory Indirect Transferee, or any of their respective Affiliates or successors or any “group,” or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act, or (B) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation; provided, further, that in the case of clause (B), such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(h) “owner” (including the terms “own” and “owned”), when used with respect to any stock, means a person that individually or with or through any of its Affiliates or associates:

(i) beneficially owns such stock, directly or indirectly; or

(ii) has (A) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s Affiliates or associates until such tendered stock is accepted for purchase or exchange; or (B) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or

(iii) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (B) of subsection (h)(ii)), or disposing of such stock with any other person that beneficially owns, or whose Affiliates or associates beneficially own, directly or indirectly, such stock.

(iv) “person” means any individual, corporation, partnership, unincorporated association or other entity.

(v) “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(vi) “voting stock” means stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of voting stock shall refer to such percentages of the votes of such voting stock.

ARTICLE 12

STOCKHOLDERS AGREEMENT

The Stockholders Agreement shall be publicly available with the Corporation’s public filings with the Securities and Exchange Commission.

ARTICLE 13

SEVERABILITY

If any provision or provisions of this Certificate shall be held to be invalid, illegal or unenforceable as applied to any Person or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate (including each portion of any paragraph of this Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation on December 2, 2024.

TECHTARGET, INC.

By:	/s/ Daniel T. Noreck
Name:	Daniel T. Noreck
Title:	Chief Financial Officer and Treasurer

Amended and Restated Certificate of Incorporation

Signature Page